Exhibit 10.4

[ADDRESS]/[EMAIL] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) THE TYPE OF INFORMATION COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

BEYOND MEAT, INC.
CONSULTING AGREEMENT

This Consulting Agreement (as amended from time to time, this “Agreement”) is made as of April 1, 2022 (the “Effective Date”) by and between BEYOND MEAT, INC., a Delaware corporation (the “Company”), and Gary Schultz, a resident of California (“Consultant”). Each of the Company and Consultant is sometimes referred to herein as a “Party” and together as the “Parties”.
1.Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services to the Company as described on Exhibit A hereto (the “Services”). Consultant represents that Consultant is duly licensed (as applicable) and has the qualifications, the experience and the ability to properly perform the Services. Consultant shall be required to devote such time and effort as is necessary to properly perform the Services in a first class manner. Consultant agrees that his obligations hereunder, including providing the Services shall be to the Company and its subsidiaries.
2.Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the amounts specified in Exhibit B hereto at the times and in the manner specified therein.
3.Expenses. Consultant shall not be authorized to incur any costs or expenses on behalf of the Company, except as expressly described below, and will be responsible for all expenses incurred while performing the Services unless otherwise agreed to by the Company’s Chief Financial Officer, which consent shall be evidenced in writing for any expenses in excess of $1,000 USD in the aggregate. As a condition to receipt of reimbursement for authorized expenses, Consultant shall be required to submit to the Company proper documentation and, if requested by the Company, reasonable evidence that the amount involved was both reasonable and necessary to the Services. Subject to the foregoing, the Company will reimburse, on a monthly basis, reasonable travel and entertainment expenses incurred by Consultant in the course of providing Services to Company.
4.Term and Termination. Consultant shall serve as a consultant to the Company for a period commencing on the date that this Agreement is fully executed and delivered and terminating on December 31, 2022 with an option for renewal if agreed in writing by both Parties. Notwithstanding the above, either Party may terminate this Agreement at any time upon not less than 10 calendar days’ prior written notice.

Should either Party breach any of its material obligations under this Agreement, including but not limited to Consultant’s obligations under the Confidential Information and Invention Assignment Agreement between the Company and Consultant referenced below, the non-breaching Party may terminate this Agreement immediately if the breaching Party fails to cure the breach within 3 calendar days after having received written notice from the non-breaching Party of the breach.

5.Independent Contractor. The sole relationship of the Parties shall be that of independent contractors. Nothing contained herein shall be deemed or construed as creating an employment relationship, joint venture, fiduciary relationship, agency or partnership between Consultant and the Company. Consultant acknowledges and agrees that he is not an employee of the Company and that retention as a consultant shall not entitle him to any benefits as an employee under applicable law or any benefit plan maintained by the Company or its affiliates for its employees, including without limitation paid vacation, workers’ compensation, group health insurance, life or disability insurance, paid leave, pension, severance, or unemployment insurance. Should Consultant be deemed to have any rights of participation in any such plans, by signing below, Consultant hereby waives such rights freely, knowingly, and voluntarily. It is further understood and agreed by the parties hereto that as an independent contractor Consultant will be responsible for complying with all applicable laws regarding Consultant’s engagement and/or employment of personnel, including but not limited to FLSA, FICA, FUTA, IRS state and local tax and unemployment obligations.
6.Method of Provision of Services. Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant may, at Consultant’s own expense, employ or engage the services of such employees, subcontractors, partners or agents, as Consultant deems necessary to perform the Services (collectively, the “Assistants”). The Assistants are not and shall not be employees of the Company, and Consultant shall be wholly responsible for the professional performance of the Services by the Assistants such that the results are satisfactory to the Company. Consultant shall expressly advise the Assistants of the terms of this Agreement, and shall require each Assistant to execute and deliver to the Company a Confidential Information and Invention Assignment Agreement substantially in the form attached to this Agreement as Exhibit C hereto (the “CIIAA”).
(a)No Authority to Bind Company. Consultant acknowledges and agrees that Consultant and its Assistants have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.
(b)No Benefits. Consultant acknowledges and agrees that Consultant and its Assistants shall not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of itself and its employees) hereby expressly declines to participate in such Company employee benefits.
(c)Taxes; Indemnification. Consultant shall have full responsibility for applicable taxes for all compensation paid to Consultant or its Assistants under this Agreement, including any withholding requirements that apply to any such taxes, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and with respect to the Assistants, including state worker’s compensation insurance coverage requirements and any U.S. immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties or interest with respect to such taxes, labor or employment requirements, including any liability for, or assessment of, taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or its Assistants or any liability related to the withholding of such taxes. Consultant must complete and submit a Form W-9 to the Company before any payment will be issued and must meet and comply with the qualifications, standards and regulations contained therein. Consultant shall submit an invoice to the Company on a monthly basis, and the Company shall pay Consultant within 30 business days of receiving the invoice from Consultant.

(d)Supplies and Equipment. Consultant shall supply all equipment, instruments, documentation and specifications required to perform Services under this Agreement, except when such equipment, instruments, documentation and specifications are unique to Company, in which case Company shall provide Consultant with such equipment, instruments, documentation and specifications as may reasonably be required by Consultant for performance by Consultant of duties set forth herein. Such equipment, instruments, documentation and specifications shall at all times remain the property of Company.
7.Supervision of Consultant’s Services. All of the services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company’s Chief Financial Officer.
8.Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, any person or entity who businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of the Agreement (except for those persons or entities, if any, listed on Exhibit D hereto). If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the entity or individuals with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement, including the terms of the CIIAA, the interests of the Company or further services which the Company might request of Consultant. If the Company determines that such work conflicts with the terms of this Agreement, the Company reserves the right to terminate this Agreement immediately. In no event shall any of the Services be performed for the Company at the facilities of a third party or using the resources of a third party.
9.CIIAA and Certain Policies. Consultant shall sign, or has signed, a CIIAA, on or before the date Consultant begins providing the Services. Specifically, Consultant understands that during the Relationship, the Company intends to provide Consultant with certain information, including Confidential Information (as defined in the CIIAA), without which Consultant would not be able to perform Consultant’s duties to the Company, and that such information shall be held in accordance with the terms of the CIIAA. Consultant hereby further acknowledges that he has received and reviewed and further agrees to comply with the Company’s Code of Business Conduct and Ethics and the Company’s Insider Trading Policy. Specifically, Consultant agrees to abide by the U.S. Foreign Corrupt Practices Act, which prohibits Consultant from directly or indirectly giving anything of value to a government official to obtain or retain business or favorable treatment. Consultant also specifically agrees to refrain from trading in Company securities while aware of material, non-public information learned in connection with Services performed.
10.Solicitation; Non-Disparagement.
(a)At any time from the Effective Date and at all times Consultant is providing the Services to the Company (the “Service Period”) and for a period of twelve (12) months immediately following the end of the Service Period (the “Restricted Period”), Consultant shall not, directly or indirectly, either for himself or on behalf of any other person, firm, corporation or other entity, (i) recruit or otherwise solicit, encourage or induce any employee, client, customer, vendor or investor of the Company to terminate such person or entity’s employment or other arrangement with the Company, or otherwise to interfere with, reduce, or harm such person’s or entity’s relationship with the Company, (ii) employ or hire, or offer to employ or hire, (or cause or influence any other person or entity to employ or hire, or offer to employ or hire), whether as an employee, consultant or advisor or in any other capacity, any person who is, or was within the six (6) month period preceding the conduct prohibited by this clause (ii), employed or engaged (whether an employee, consultant, or advisor or in any capacity) by the Company or (iii) cause or seek to cause any client or customer or vendor of, or investor in, the Company to become a client or customer or vendor of, or investor in, any business or activity that competes with the Business. For this purpose the “Business” means the production or development of plant-based meat alternatives similar to, or which are or would reasonably be expected to be competitive with, the products produced or developed by the Company or any of its subsidiaries.
(b)During the Restricted Period, Consultant will not on its own behalf or on behalf of any other person or entity other than the Company or its subsidiaries, intentionally (i) solicit business from, or offer or provide products or services to, any Protected Relationship (as defined below), that are similar to any products or services provided to such Protected Relationship by the Company or any of its subsidiaries, or (ii) cause or encourage any Protected Relationship to reduce or cease doing business with the Company or any of its subsidiaries. “Protected Relationship” means each customer, vendor, or supplier, or prospective customer, vendor, or supplier, of the Company or any of its subsidiaries that Consultant learned of, had business contacts with or obtained Confidential Information about as a result of providing the Services.
(c)Consultant agrees not to make any disparaging remarks about the Company, or any of its practices, or the Company’s directors, managers, officers, employees, direct and indirect equity holders or trustees either orally or in writing, at any time; provided, nothing herein shall restrict Consultant from reporting to a governmental agency or from providing truthful statements in response to a valid subpoena or court order or making other truthful statements which applicable law provides cannot be subject to such a non-disparagement provision.
11.Injunctive Relief; Tolling; Enforcement.
(a)It is recognized and acknowledged by Consultant that a breach of one or more of the covenants contained in the documents described in Section 9 of this Agreement and the covenants set forth in Section 10 of this Agreement (collectively, the “Covenants”) shall cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach shall be inadequate. Accordingly, Consultant agrees that in the event of a breach or threatened breach of any of such Covenants, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to injunctive relief and specific performance to prevent or prohibit such breach. Consultant agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.
(b)In the event of the breach by Consultant of any of the Covenants, the running of the applicable period of restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that the Company shall receive the full benefit of the Consultant’s compliance with such covenants.
(c)The Company and Consultant acknowledge that the durational and geographic scope of the restrictions and the activity restraints set forth in this Agreement are reasonable, but if any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to exceed the limitations permitted by applicable law, as determined by such court in such action, then the provisions will be deemed reformed to the maximum limitations permitted by applicable law and the parties hereby expressly acknowledge their desire that in such event such action be taken. If any provision of this Agreement is held to be illegal, invalid or unenforceable during the term of this Agreement after application of the first sentence of this subparagraph (c) then such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
12.Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of the Assistants is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that any non-compete or non-solicitation agreement that he may be under does not apply to his provision of Services to the Company. Consultant further represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services.
13.Miscellaneous. This Agreement (a) may be amended, modified or terminated only in writing duly executed by the Company and Consultant, (b) constitutes the entire agreement between the Company and Consultant with respect to the subject matter of this Agreement, and supersedes all oral and written proposals, representations, understandings and agreements previously made or existing with respect to such subject matter, (c) shall be governed by the laws of the State of Delaware without regard to the conflict of laws provisions thereof and (d) may be executed in counterparts (and by facsimile or email transmission of a file in “.pdf” or similar format), each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same instrument. Neither party may assign this Agreement without the written consent of the other party. No failure of any party to exercise any right or remedy given to such party under this Agreement or otherwise available to such party shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such party. Waiver by any party hereto of any breach or default by the other party shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. If any provision of this Agreement is held invalid or unenforceable by any arbitral proceeding or court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
14.Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement, Consultant’s engagement by the Company shall be settled exclusively by confidential, final and binding arbitration, administered by JAMS in Wilmington, Delaware in accordance with the JAMS Streamlined Arbitration Rules and Procedures (the “Streamlined Rules”) then in effect, in accordance with this Section 14, except as otherwise prohibited by any nonwaivable provision of applicable law or regulation or except as expressly excluded in a written agreement signed by Consultant and the Company. The Parties desire and agree that any arbitration proceedings shall be conducted before an arbitrator who is on the JAMS register of arbitrators and who is selected pursuant to the Streamlined Rules (the “Arbitrator”) as expeditiously as possible and acknowledge that expeditious arbitration is in the interest of the parties. Discovery shall be conducted in accordance with the Streamlined Rules. The Parties hereby agree that the Arbitrator shall construe, interpret and enforce this Agreement in accordance with its express terms, and otherwise in accordance with the governing law as set forth in Section 13. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Agreement and Consultant hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Within 20 days of the conclusion of the arbitration hearing, the Arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the Arbitrator shall be valid, binding, final and enforceable by any court of competent jurisdiction and it is mutually agreed that the parties waive to the fullest extent permitted by law any rights to appeal or to review of any award rendered by the Arbitrator by any court or tribunal. The Company shall pay all administrative fees, and the fees and expenses of the Arbitrator, to the extent that such fees and expenses exceed the amount that you would have incurred to file a claim in court. In the event action is brought pursuant to this Section 14, the Arbitrator shall have authority to award fees and costs to the prevailing party, in accordance with applicable law. If in the opinion of the Arbitrator there is no prevailing party, or the arbitrator does not elect to award fees and costs to the prevailing party, then each party shall pay its own attorney’s fees and expenses. The parties shall maintain the confidential nature of the arbitration proceeding, except as may be necessary in connection with a court application for a preliminary remedy, a court action to challenge or enforce any award rendered by the Arbitrator, or as otherwise required by law or judicial decision. Notwithstanding the foregoing or anything herein to the contrary, the Company shall be entitled to seek temporary and/or permanent injunctive or other equitable relief in any court of competent jurisdiction with respect to the restrictive covenants contained in this Agreement. CONSULTANT AND THE COMPANY EXPRESSLY WAIVE THEIR RESPECTIVE RIGHT TO A JURY TRIAL. FURTHER, CONSULTANT AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHTS TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.
15.Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT AS WELL AS THE JAMS RULES AND PROVISIONS REGARDING ARBITRATION OF CLAIMS. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
16.Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or 48 hours after being sent by nationally-recognized courier or deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.
If to the Company:
Beyond Meat, Inc.
119 Standard Street

El Segundo, CA 90245
Attention: Phil Hardin, Chief Financial Officer

If to Consultant:
Gary Schultz
[Address]
[email]
[Signature Page Follows]

The Parties have executed this Agreement as of the date first written above.
THE COMPANY:
BEYOND MEAT INC.
By:/s/ Phil Hardin
    (Signature)
Name: Phil Hardin
Title: CFO

CONSULTANT:
GARY SCHULTZ

/s/ Gary Schultz
    (Signature)
SIGNATURE PAGE TO CONSULTING AGREEMENT

EXHIBIT A
DESCRIPTION OF CONSULTING SERVICES
1.[To confirm to IRS guidelines distinguishing between contractors and employees, please identify outcomes for which Consultant is responsible.]
1.Provide transition services to the incoming controller, especially during the Q1 close.
a.Regularly hold 1:1s with new controller. Daily initially and then weekly after Q1 close complete
b.Written documentation that describes the following
i.Close process
ii.AP key processes
iii.AR key processes
2.Support ongoing litigation for Don Lee farms.
a.Support may include additional data gathering
b.Depositions
c.Other work as requested by the BYND Legal Team
3.Assist new controller in formulating a plan to allow for a monthly close. Gary to provide technical expertise and identify current blockers. Support monthly close by August 2022.
1.Develop a plan and implement a process to improve our controls around Pos and invoice approvals. First deliverable to include assesment of overall process working in conjunction with Senior Manager of Accounts payable.

EXHIBIT A TO CONSULTING AGREEMENT

EXHIBIT B
COMPENSATION
Check applicable payment terms:
[X]    For Services rendered by Consultant under this Agreement, the Company shall pay Consultant at the rate of USD $180 per hour, payable monthly. Unless otherwise agreed upon in writing by Company, Company’s maximum liability for all Services performed during the term of this Agreement shall not exceed USD $150,000.
[ ]    Consultant shall be paid $____________ upon the execution of this Agreement and $____________ upon completion of the Services specified on Exhibit A to this Agreement.
[ ]    The Company will recommend that the Board grant a non-qualified option to purchase _______ shares of the Company’s Common Stock, at an exercise price equal to the fair market value (as determined by the Company’s Board of Directors) on the date of grant, and which will vest and become exercisable as follows:
[ ]    Consultant is authorized to incur the following expenses:
[X]    The Company previously granted to Consultant one or more equity awards covering shares of the Company’s Common Stock pursuant to the Company’s 2011 Equity Incentive Plan, as amended and restated as the Company’s 2018 Equity Incentive Plan (together, the “Plan”). Consultant acknowledges and agrees that the information on the Company equity awards granted to Consultant (including any transferred Company equity awards) that is available through Benefits OnLine by Merrill Lynch accurately reflects the Company equity awards previously granted to Consultant as of the date hereof (such equity awards, Consultant’s “Company Equity Awards”).
    The Parties agree that Consultant’s service to the Company will be continuous for purposes of Consultant’s Company Equity Awards and the Plan such that Consultant will not experience a termination of Continuous Service or Service Provider status (each as defined in the Plan) as a result of the end of Consultant’s employment with the Company and commencement of Consultant’s status as a consultant to the Company. Accordingly, as consideration for the Services to be provided by Consultant pursuant to this Agreement, and for the other obligations set forth herein, vesting of Consultant’s Company Equity Awards will continue for so long as Consultant’s service with the Company continues pursuant to this Agreement to the extent provided by the Plan and the applicable award agreements.

EXHIBIT B TO CONSULTING AGREEMENT

EXHIBIT C
CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT

EXHIBIT C TO CONSULTING AGREEMENT

EXHIBIT D
LIST OF COMPANIES
EXCLUDED UNDER SECTION 8

___ No conflicts
___ Additional Sheets Attached
Signature of Consultant:
Print Name of Consultant:
Date:

EXHIBIT D TO CONSULTING AGREEMENT